Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. REPORTS FIRST-QUARTER RESULTS

Results Predictable and In Line with Management’s Expectations

Reaffirm Guidance Based on Strong Fundamentals

Aggregates Pricing Up 5.7%

Specialty Products Posts Quarterly Records for Sales and Gross Profit

RALEIGH, North Carolina (April 30, 2013) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced its results for the first quarter ended March 31, 2013.

Ward Nye, President and CEO of Martin Marietta Materials, stated: “Due to a more normal winter weather pattern, and in fact, more severe and extended in some parts of the country, aggregates shipments declined 8.8% compared with the prior-year quarter. The prior year benefitted from an unseasonably warm winter, accelerating the start of construction projects in many of our markets into the first quarter. The decline in aggregates volumes directly correlated to the gross profit reduction. Notably, however, our Aggregates business continues to experience pricing growth in each reportable segment and in each product line. This trend bodes well for the future performance of this business as shipments pick up during the remainder of the year. Our Specialty Products business benefitted from the new lime kiln completed in the fourth quarter of 2012 and established new records for net sales and gross profit.

“From a macroeconomic view, we see positive indicators, including upward trends in housing starts, construction employment, and highway obligations. All of these factors should result in increased construction activity during the remainder of the year, and we are well-positioned to capitalize on these opportunities and enhance value for our shareholders and, in fact, reaffirm our guidance for the full year.”

Notable Items (all comparisons, unless noted, are with the prior-year quarter)

•	Loss per diluted share of $0.61 compared with loss of $0.81 (prior-year quarter includes a $0.34 per diluted share charge for business development expenses)

•	Consolidated net sales of $345.2 million compared with $350.5 million

•	Aggregates product line pricing up 5.7%; aggregates product line volume down 8.8%; aggregates product line production cost per ton up slightly

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

•	Consolidated gross profit of $12.6 million, a decline of $11.2 million primarily related to the decline in aggregates product line shipments

•	Specialty Products record net sales of $55.2 million and record first-quarter gross profit of $19.6 million

•	Consolidated selling, general and administrative (“SG&A”) expenses of $37.6 million, up 150 basis points as a percentage of net sales

•	Consolidated loss from operations of $23.6 million compared with loss of $35.3 million (prior-year quarter includes $25.9 million of business development expenses)

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

Nye continued, “Aggregates product line pricing improved 5.7%. Importantly, pricing growth was widespread as evidenced by increases in nearly all of our geographic markets. The West Group achieved the strongest growth, an 8.7% increase, reflecting price increases implemented over the past year and the favorable impact of product and geographic mix. The Mid-America and Southeast Groups reported increases of 4.1% and 5.8%, respectively, in the average selling prices for the aggregates product line.

“The improving housing market, an important trend for the economy generally and the aggregates industry specifically, is leading the current economic recovery. Housing starts and completions for the trailing twelve months are up approximately 47% and 36%, respectively, over the comparable period for the prior year. For the quarter, the residential end-use market accounted for 14% of our aggregates product line shipments, which is in line with our historical average. Despite the overall reduction in quarterly aggregates shipments, volumes to the residential market increased 1%.

“The infrastructure market continues to represent the largest end use for the aggregates product line and comprised 42% of volumes for the quarter. We are encouraged that highway obligations for fiscal 2013 through March were at the highest level since 2010 and up 28% over the prior-year period. This increase reflects funding stability provided by the Moving Ahead for Progress in the 21st Century Act, or MAP-21, as well as the Executive Branch’s action last summer, which freed up $400 million of unspent earmarks from fiscal years 2003 through 2006. Additionally, February marked the first month in which highway contract awards increased over the prior-year month in almost two years. We continue to monitor new applications for funding under the Transportation Infrastructure Finance and Innovation Act, or TIFIA. While this program has the ability to leverage up to $50 billion in financing for transportation projects, administrative delays will likely push initial awards to later in 2013 than the U.S. Department of Transportation originally anticipated. Long term, we anticipate growth in the infrastructure market. While it is not possible to determine any potential impact from the Federal sequester that went into effect in March, it appears that transportation spending is mostly exempt from spending cuts. Still, there may be a short-term setback in this end use.

“The nonresidential market is our second largest end use and accounted for 33% of aggregates product line shipments for the quarter. While nonresidential volumes were down 8%, we continue to benefit from strong shipments to the energy sector. Finally, the ChemRock/Rail end use was down 12%, which primarily resulted from weather and a decline in coal traffic on the railroads in the western United States.

“For the quarter, we reduced aggregates product line production slightly, and our production cost per ton increased less than 1%. Consolidated gross margin (excluding freight and delivery revenues) was 3.6% for 2013 versus 6.8% for 2012. The reduction reflects lower aggregates product line shipments, which reduced the operating leverage of the Aggregates business.

“SG&A expenses were 10.9% of net sales, a 150-basis-point increase compared with the prior-year quarter. On an absolute basis, SG&A expenses increased $4.6 million, primarily related to costs related to our planned information systems upgrade.

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

“In keeping with our objective of having a lean and efficient management structure, we reorganized the groups within our Aggregates business effective January 1, 2013. Our Southeast Group remains unchanged. However, our Mid-America Group now includes our Aggregates business operations in Indiana, Kentucky, Maryland, North Carolina, Ohio, South Carolina, Virginia and West Virginia (which were formerly reported in our Mideast Group), along with operations in Iowa, Minnesota, eastern Nebraska, North Dakota, and Washington, (which were formerly reported in our West Group). With the exception of operations now reported in the Mid-America Group, there were no other changes to the West Group.

“Our Specialty Products business continues to make significant contributions to our operating results. For the quarter, net sales of $55.2 million represented a new quarterly record and gross profit of $19.6 million established a new first-quarter record. The 6.7% increase in net sales is attributable to the new kiln that became operational during the fourth quarter of 2012. This was partially offset by the loss of higher-margin sales from a customer that filed for bankruptcy. Earnings from operations were $17.1 million compared with $18.2 million. Earnings for the prior-year quarter include the favorable impact of a $1.2 million settlement.

LIQUIDITY AND CAPITAL RESOURCES

“Cash provided by operating activities for the first quarter was $18.6 million in 2013 compared with cash used for operating activities of $4.3 million in 2012. The improvement is attributable to a reduction in accounts receivable in 2013 and the impact of business development expenses in 2012.

“During the quarter ended March 31, 2013, we invested $22 million of capital into our business.

“At March 31, 2013, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.22 times, in compliance with our covenant. The current maximum ratio of 3.75 times steps back to 3.50 times at September 30, 2013.

“Earlier this month, we established a new one-year $150 million trade receivable securitization facility, which replaced a $100 million facility that expired by its terms. The new credit facility provides for borrowings based on our trade receivables balance. Borrowings bear interest at one-month LIBOR plus 60 basis points.

2013 OUTLOOK

“As noted above, we expect there to be significantly stronger new construction activity across the country this year, and we are well positioned to benefit. We are encouraged by various positive trends in our business and markets, especially as MAP-21 and other programs are implemented. For the full year, we currently expect shipments to the infrastructure end-use market to increase in the mid-single digits, driven by the impact of MAP-21, TIFIA and state-sponsored programs. We anticipate the nonresidential end-use market to increase in the high-single digits given that the Architecture Billings Index, or ABI, a leading economic indicator for nonresidential construction spending activity, is reflecting the strongest growth in billings at architecture firms since the end of 2007. Residential construction is experiencing a level of growth not seen since late 2005 with seasonally adjusted starts ahead of any period since 2008. We believe this trend in housing starts will continue and our residential end-use market will experience double-digit volume growth. Finally, we expect our ChemRock/Rail end-use market to be flat compared with 2012. Cumulatively, we anticipate aggregates product line shipments will increase 4% to 6%. As a reminder, we experienced moderate weather in the first five months of 2012, which allowed an earlier-than-normal start to the construction season in many of our markets. We experienced a different quarterly pattern of aggregates shipments and earnings in 2012 and comparisons with prior-year periods may continue to be affected in subsequent quarters of 2013.

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

“We currently expect that aggregates product line pricing will increase 2% to 4%. A variety of factors beyond our direct control may continue to exert pressure on our volumes, and our forecasted pricing increase is not expected to be uniform across the company.

“We expect our vertically integrated businesses to generate between $350 million and $375 million of net sales and $20 million to $22 million of gross profit.

“Increased production should lead to a slight reduction in aggregates product line direct production costs per ton compared with 2012. SG&A expenses as a percentage of net sales are expected to decline slightly.

“Net sales for the Specialty Products segment should be between $220 million and $230 million, generating $81 million to $85 million of gross profit. Steel utilization and natural gas prices are two key factors for this segment.

“Interest expense is expected to remain relatively flat. Our effective tax rate is expected to approximate 26%, excluding discrete events. Capital expenditures are forecast at $155 million.”

RISKS TO OUTLOOK

The 2013 outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to the Corporation’s performance will be the United States economy and its impact on construction activity. While both MAP-21 and TIFIA credit assistance are excluded from the federal budget sequester and the U.S. debt ceiling limit, the ultimate resolution of these issues may have a significant impact on the economy and, consequently, construction activity. We anticipate the sequester’s impact becoming more apparent during the spring and summer months. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a continued reduction in ChemRock/Rail shipments resulting from declining coal traffic on the railroads. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget issues driven by lower tax revenues. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina, a state that disproportionately affects the Corporation’s revenue and profitability, is among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing. The Specialty Products business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

The Corporation’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks and drivers to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the operations in the Denver, Colorado, market increase the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its first-quarter 2013 earnings conference call later today (April 30, 2013). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 43776746.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy and the resolution of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Net sales	$345.2	$350.5
Freight and delivery revenues	39.8	43.5

Total revenues	385.0	394.0

Cost of sales	332.6	326.7
Freight and delivery costs	39.8	43.5

Total cost of revenues	372.4	370.2

Gross profit	12.6	23.8

Selling, general and administrative expenses	37.6	33.0
Business development costs	0.3	25.9
Other operating (income) and expenses, net	(1.7)	0.2

Loss from operations	(23.6)	(35.3)

Interest expense	13.5	13.5
Other nonoperating expenses and (income), net	0.6	(1.8)

Loss from continuing operations before taxes on income	(37.7)	(47.0)
Income tax benefit	(8.5)	(9.9)

Loss from continuing operations	(29.2)	(37.1)

Loss on discontinued operations, net of related tax benefit of $0.0 and $0.1, respectively	(0.1)	(0.6)

Consolidated net loss	(29.3)	(37.7)
Less: Net loss attributable to noncontrolling interests	(1.5)	(1.0)

Net loss attributable to Martin Marietta Materials, Inc.	$(27.8)	$(36.7)

Net loss per common share:
Basic from continuing operations attributable to common shareholders	$(0.61)	$(0.80)
Discontinued operations attributable to common shareholders	—	(0.01)

	$(0.61)	$(0.81)

Diluted from continuing operations attributable to common shareholders	$(0.61)	$(0.80)
Discontinued operations attributable to common shareholders	—	(0.01)

	$(0.61)	$(0.81)

Cash dividends per common share	$0.40	$0.40

Average number of common shares outstanding:
Basic and Diluted	46.0	45.7

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended
	March 31,
	2013	2012
Net sales:
Aggregates Business:
Mid-America Group	$106.3	$114.6
Southeast Group	51.3	55.2
West Group	132.4	129.0

Total Aggregates Business	290.0	298.8
Specialty Products	55.2	51.7

Total	$345.2	$350.5

Gross profit (loss):
Aggregates Business:
Mid-America Group	$(0.1)	$7.0
Southeast Group	(4.9)	0.2
West Group	—	(0.6)

Total Aggregates Business	(5.0)	6.6
Specialty Products	19.6	19.4
Corporate	(2.0)	(2.2)

Total	$12.6	$23.8

Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$12.2	$13.2
Southeast Group	4.5	4.9
West Group	11.8	11.2

Total Aggregates Business	28.5	29.3
Specialty Products	2.5	2.5
Corporate	6.6	1.2

Total	$37.6	$33.0

(Loss) Earnings from operations:
Aggregates Business:
Mid-America Group	$(11.0)	$(5.2)
Southeast Group	(8.4)	(5.9)
West Group	(11.3)	(12.4)

Total Aggregates Business	(30.7)	(23.5)
Specialty Products	17.1	18.2
Corporate	(10.0)	(30.0)

Total	$(23.6)	$(35.3)

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended
	March 31,
	2013	2012
Net sales by product line:
Aggregates Business:
Aggregates	$247.8	$257.3
Asphalt	9.6	12.5
Ready Mixed Concrete	27.4	20.3
Road Paving	5.2	8.7

Total Aggregates Business	290.0	298.8

Specialty Products Business:
Magnesia-Based Chemicals	35.9	36.4
Dolomitic Lime	19.1	15.0
Other	0.2	0.3

Total Specialty Products Business	55.2	51.7

Total	$345.2	$350.5

Gross profit (loss) by product line:
Aggregates Business:
Aggregates	$2.1	$11.4
Asphalt	(2.5)	(0.7)
Ready Mixed Concrete	(0.3)	(1.2)
Road Paving	(4.3)	(2.9)

Total Aggregates Business	(5.0)	6.6

Specialty Products Business:
Magnesia-Based Chemicals	11.5	12.9
Dolomitic Lime	8.2	6.6
Other	(0.1)	(0.1)

Total Specialty Products Business	19.6	19.4

Corporate	(2.0)	(2.2)

Total	$12.6	$23.8

Depreciation	$40.8	$42.3
Depletion	1.0	0.6
Amortization	1.2	1.5

	$43.0	$44.4

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	March 31,	December 31,	March 31,
	2013	2012	2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$37.3	$25.4	$45.0
Accounts receivable, net	202.2	224.1	212.1
Inventories, net	347.6	332.3	333.5
Other current assets	128.6	118.6	111.3
Property, plant and equipment, net	1,732.1	1,753.2	1,768.9
Intangible assets, net	665.9	666.6	670.0
Other noncurrent assets	41.1	40.7	41.3

Total assets	$3,154.8	$3,160.9	$3,182.1

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$5.7	$5.7	$7.7
Other current liabilities	163.0	167.6	177.7
Long-term debt (excluding current maturities)	1,072.9	1,042.2	1,127.2
Other noncurrent liabilities	503.1	495.1	471.2
Total equity	1,410.1	1,450.3	1,398.3

Total liabilities and equity	$3,154.8	$3,160.9	$3,182.1

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2013	2012
Operating activities:
Consolidated net loss	$(29.3)	$(37.7)
Adjustments to reconcile consolidated net loss to net cash provided by (used for) operating activities:
Depreciation, depletion and amortization	43.0	44.4
Stock-based compensation expense	1.2	1.9
(Gains) Losses on divestitures and sales of assets	(0.7)	0.5
Deferred income taxes	3.4	(0.7)
Excess tax benefits from stock-based compensation	(0.6)	(0.3)
Changes in operating assets and liabilities: Other items, net	0.8	0.7
Changes in operating assets and liabilities: Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	20.3	(8.3)
Inventories, net	(14.6)	(10.9)
Accounts payable	(6.5)	7.7
Other assets and liabilities, net	1.6	(1.6)

Net cash provided by (used for) operating activities	18.6	(4.3)

Investing activities:
Additions to property, plant and equipment	(21.9)	(37.5)
Acquisitions, net	(2.6)	—
Proceeds from divestitures and sales of assets	1.6	2.2

Net cash used for investing activities	(22.9)	(35.3)

Financing activities:
Borrowings of long-term debt	60.0	151.0
Repayments of long-term debt	(29.4)	(76.5)
Change in bank overdraft	—	1.9
Dividends paid	(18.5)	(18.4)
Debt issue costs	—	(0.3)
Issuances of common stock	3.5	0.6
Excess tax benefits from stock-based compensation	0.6	0.3

Net cash provided by financing activities	16.2	58.6

Net increase in cash and cash equivalents	11.9	19.0
Cash and cash equivalents, beginning of period	25.4	26.0

Cash and cash equivalents, end of period	$37.3	$45.0

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended
	March 31, 2013
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	(10.9%)	4.1%
Southeast Group	(12.3%)	5.8%
West Group	(5.2%)	8.7%
Heritage Aggregates Operations	(8.7%)	5.5%
Aggregates Product Line (3)	(8.8%)	5.7%

	Three Months Ended
	March 31,
Shipments (tons in thousands)	2013	2012
Heritage Aggregates Product Line: (2)
Mid-America Group	8,642	9,700
Southeast Group	3,820	4,356
West Group	10,317	10,887

Heritage Aggregates Operations	22,779	24,943
Acquisitions	—	—
Divestitures (4)	—	22

Aggregates Product Line (3)	22,779	24,965

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and excludes divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

	Three Months Ended
	March 31,
	2013	2012
Unit Shipments by Product Line (in thousands):

Aggregates tons - external customers	22,121	24,219
Internal aggregates tons used in other product lines	658	746

Total aggregates tons	22,779	24,965

Asphalt tons - external customers	226	323
Internal asphalt tons used in road paving business	35	87

Total asphalt tons	261	410

Ready Mixed Concrete - cubic yards	329	267

Average unit sales price by product line (including internal sales):

Aggregates	$10.97/ton	$10.38/ton

Asphalt	$42.38/ton	$40.11/ton

Ready Mixed Concrete	$81.71/cubic yard	$75.07/cubic yard

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2013, and 2012, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended
Gross Margin in Accordance with Generally Accepted Accounting Principles	March 31,
	2013	2012
Gross profit	$12.6	$23.8

Total revenues	$385.0	$394.0

Gross margin	3.3%	6.0%

	Three Months Ended
	March 31,
Gross Margin Excluding Freight and Delivery Revenues	2013	2012

Gross profit	$12.6	$23.8

Total revenues	$385.0	$394.0
Less: Freight and delivery revenues	(39.8)	(43.5)

Net sales	$345.2	$350.5

Gross margin excluding freight and delivery revenues	3.6%	6.8%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended
	March 31,
	2013	2012
Loss from operations	$(23.6)	$(35.3)

Total revenues	$385.0	$394.0

Operating margin	(6.1%)	(9.0%)

	Three Months Ended
Operating Margin Excluding Freight and Delivery Revenues	March 31,
	2013	2012
Loss from operations	$(23.6)	$(35.3)

Total revenues	$385.0	$394.0
Less: Freight and delivery revenues	(39.8)	(43.5)

Net sales	$345.2	$350.5

Operating margin excluding freight and delivery revenues	(6.8%)	(10.1%)

-MORE-

MLM Announces First-Quarter 2013 Results

April 30, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.75 times as of March 31, 2013, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2013.

For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
April 1, 2012 to
March 31, 2013
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$93.3
Add back:
Interest expense	53.3
Income tax expense	18.3
Depreciation, depletion and amortization expense	171.5
Stock-based compensation expense	7.2
Deduct:
Interest income	(0.3)

Consolidated EBITDA, as defined	$343.3

Consolidated Debt, including debt guaranteed by the Corporation, at March 31, 2013	$1,104.6
Less: Unrestricted cash and cash equivalents in excess of $50 at March 31, 2013	—

Consolidated Net Debt, as defined, at March 31, 2013	$1,104.6

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2013 for the trailing twelve-month EBITDA	3.22x

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three months ended March 31, 2013 and 2012.

	Three Months Ended
	March 31,
	2013	2012
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$19.9	$10.6

A reconciliation of Net Loss Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended
	March 31,
	2013	2012
Net Loss Attributable to Martin Marietta Materials, Inc.	$(27.8)	$(36.7)
Add back:
Interest Expense	13.5	13.5
Income Tax Benefit for Controlling Interests	(8.4)	(10.0)
Depreciation, Depletion and Amortization Expense	42.6	43.8

EBITDA	$19.9	$10.6

-MORE-